Exhibit 7.14

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

RMK ACQUISITION CORPORATION,

RMK FINANCE LLC

and

ARAMARK CORPORATION

Dated as of August 8, 2006

-ii-

ANNEXES

Annex I	Sponsor Letter Agreements

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 8, 2006, among RMK Acquisition Corporation, a Delaware corporation (“MergerCo”), RMK Finance LLC, a Delaware limited liability company (“SibCo”), and ARAMARK Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that MergerCo be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger (as defined below), upon the terms and subject to the conditions of this Agreement, each share of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and each share of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”) will be converted into the right to receive $33.80 per share in cash;

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has, by unanimous vote of all of the directors (other than Joseph Neubauer, who abstained), (i) determined that it is in the best interests of the Company and its stockholders (other than stockholders who invest in Parent or MergerCo), and declared it advisable, to enter into this Agreement with MergerCo and SibCo, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of each of MergerCo and SibCo have unanimously approved this Agreement and declared it advisable for MergerCo and SibCo to enter into this Agreement;

WHEREAS, certain existing stockholders of the Company desire to contribute Shares to MergerCo immediately prior to the Effective Time in exchange for shares of capital stock of MergerCo;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to MergerCo’s willingness to enter into this Agreement, MergerCo and a stockholder of the Company are entering into a voting agreement, of even date herewith (the “Voting Agreement”) pursuant to which such stockholder has agreed, subject to the terms thereof, to vote his Shares (as defined below) in favor of adoption of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

I. THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) MergerCo will merge with and into the Company (the “Merger”), (b) the separate corporate existence of MergerCo will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. Unless otherwise mutually agreed in writing by the Company and MergerCo, the closing of the Merger (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time on a date selected by MergerCo, but not later than the third Business Day following the day (the “Satisfaction Date”) on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or, if permissible, waived in accordance with this Agreement; provided, however, that if the Marketing Period has not ended by the Satisfaction Date, the Closing shall occur on the date following the Satisfaction Date that is the earliest to occur of (a) a date during the Marketing Period to be specified by MergerCo on no less than three Business Days’ notice to the Company, (b) the final day of the Marketing Period, and (c) the Outside Date. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by MergerCo and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Organizational Documents. At the Effective Time, (a) the certificate of incorporation and bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read (except with respect to the name of the Company, indemnification of officers and directors and advancement of expenses, all of which shall be as set forth in the Company’s certificate of incorporation and bylaws as in effect as of the date hereof) the same as the certificate of incorporation and bylaws respectively of MergerCo as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable Law or provisions of the certificate of incorporation and bylaws.

Section 1.6 Directors and Officers of Surviving Corporation. The directors of MergerCo and the officers of the Company, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

Section 1.7 Assignment of Rights Under Debt Financing. In connection with the transactions contemplated by this Agreement, at the Effective Time, SibCo will assign to the Company any and all rights and obligations of SibCo pursuant to the Debt Financing, and the Surviving Corporation will assume such rights and obligations.

II. EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of SibCo, MergerCo or the Company or the holder of any capital stock of MergerCo or the Company:

(a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by MergerCo, SibCo, Parent, Holdco, or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries (other than Shares held on behalf of third parties) will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Common Stock. Each share of Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will be converted into the right to receive $33.80 in cash, without interest (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will be cancelled and will cease to exist, and, in the case of book-entry shares (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and, subject to Section 2.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) and each holder of a Book-Entry Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in accordance with Section 2.2.

(d) Conversion of MergerCo Capital Stock. Each share of common stock, par value $0.10 per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Surrender of Certificates and Book-Entry Shares. (a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares)

SibCo will (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares in accordance with this Article II from time to time after the Effective Time. Promptly after the Effective Time, the Surviving Corporation will deposit, or cause to be deposited, with the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.1(b) upon surrender of such Certificates or Book-Entry Shares (such cash being herein referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be property of and payable to the Surviving Corporation.

(b) Payment Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as the case may be, to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options or Company RSUs any amounts required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. Any amounts so deducted and withheld will be timely paid to the applicable Tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options or Company RSUs, as the case may be, in respect of which such deduction and withholding was made.

(d) No Further Transfers. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares six months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of SibCo, MergerCo, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

Section 2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his or her rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article II and will no longer be Excluded Shares. The Company will give MergerCo prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The

Company will give MergerCo the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of MergerCo, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 2.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.5 Treatment of Stock Options and Other Equity Based Awards. (a) Each option to purchase Shares (collectively, the “Stock Options”) outstanding immediately prior to the Effective Time pursuant to the Company Benefit Plans will at the Effective Time be cancelled and the holder of such Stock Option will, in full settlement of such Stock Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Stock Option, receive from the Surviving Corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Stock Option multiplied by (y) the number of Shares subject to such Stock Option (with the aggregate amount of such payment rounded up to the nearest whole cent). The holders of Stock Options will have no further rights in respect of any Stock Options from and after the Effective Time.

(b) As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled and extinguished, and the holder thereof will be entitled to receive from the Surviving Corporation an amount in cash equal to the Merger Consideration, without interest, in respect of each cancelled Company RSU.

(c) As of the Effective Time, each Company DSU granted under any of the ARAMARK Stock Unit Retirement Plan (pre-IPO), the Amended and Restated 2001 Stock Unit Retirement Plan and the ARAMARK 2005 Stock Unit Retirement Plan (each such plan, a “SURP”) shall be deemed converted into a cash obligation under the applicable SURP in an amount per Company DSU equal to the Merger Consideration and shall otherwise remain subject to the terms of the applicable SURP.

(d) As of the Effective Time, each Company DSU granted to a director of the Company pursuant to the ARAMARK 2001 Equity Incentive Plan that is outstanding immediately prior to the Effective Time shall be cancelled and extinguished in accordance with the terms of that plan, and the holder thereof shall be entitled to receive from the Surviving Corporation an amount in cash equal to the Merger Consideration, without interest, in respect of each cancelled Company DSU.

(e) Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as shall be required to effectuate the actions contemplated by this Section 2.5, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

Section 2.6 Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares to Parent, Holdco or MergerCo pursuant to the Equity Rollover (and any subsequent contribution of such Shares prior to the Effective Time by Parent to Holdco or by Holdco to MergerCo) shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter (the “Company Disclosure Letter”) delivered by the Company to SibCo and MergerCo concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section), or as and to the extent set forth in the Company SEC Documents filed on or after September 30, 2005 and prior to the date of this Agreement or in the Company’s definitive proxy statement for its 2006 Annual Meeting of Stockholders (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to SibCo and MergerCo as follows:

Section 3.1 Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any Company Joint Venture, is in violation of its organizational or governing documents, except for such violations that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Corporate Authorization; Enforceability. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special

Committee, at a duly held meeting has, by unanimous vote of all of the directors (other than Joseph Neubauer, who abstained), (i) determined that it is in the best interests of the Company and its stockholders (other than stockholders who invest in Parent or MergerCo), and declared it advisable, to enter into this Agreement with MergerCo and SibCo, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (including the recommendation of the Special Committee, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by MergerCo and SibCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 3.3 Capitalization; Options. (a) The Company’s authorized capital stock consists solely of 600,000,000 shares of Class A Common Stock, 1,000,000,000 shares of Class B Common Stock, and 100,000,000 shares of preferred stock (the “Preferred Stock”), including 600,000 shares of Series C Junior Participating Preferred Stock and 20,000 shares of Adjustable Rate Callable Nontransferable Series D Preferred Stock. As of the close of business on July 28, 2006 (the “Measurement Date”), 56,753,754 shares of Class A Common Stock were issued and outstanding, 123,229,981 shares of Class B Common Stock were issued and outstanding, and no shares of Preferred Stock were issued or outstanding. As of the Measurement Date, 18,884,252 shares of Class A Common Stock and 32,288,583 shares of Class B Common Stock are held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options or the terms of Company RSUs or Company DSUs outstanding as of the Measurement Date and other than pursuant to Stock Options or Company DSUs issued to directors pursuant to and in accordance with the Company Director Compensation Program, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Stock Options, Company RSUs, or Company DSUs. As of the Measurement Date, Stock Options to purchase 10,778,709 shares of Class A Common Stock or Class B Common Stock were outstanding, and there were outstanding 6,250.2978 Director DSUs and 2,409,008.576 DSUs under the SURP (based upon a closing price of $32.38 on such date) and 1,360,517.2913 Company RSUs. Section 3.3(a) of the Company Disclosure Letter sets forth a complete and correct list of all Stock Options that are outstanding as of the Measurement Date, the exercise price of each such Stock Option, and with respect to the Persons specified thereon, the number of Stock Options held by each such Person and the exercise prices thereof. As of the date of this Agreement, except as set forth in this Section 3.3 and for the 600,000 shares of Series C Junior Participating Preferred Stock which have been reserved for issuance upon the exercise of rights granted under the Company Rights Agreement, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). Since the Measurement Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options or pursuant to RSUs outstanding as of the Measurement Date, there have been no issuances of any securities of the Company or any of its Subsidiaries.

(b) All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights.

(c) Except as set forth in this Section 3.3, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights.

(d) Other than the issuance of Shares upon exercise of Stock Options or pursuant to the terms of Company RSUs or Company DSUs, and other than previously announced regular quarterly dividends, since January 1, 2006 and through the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors have not authorized any of the foregoing.

(e) Each Company Benefit Plan providing for the grant of Shares or of awards denominated in, or otherwise measured by reference to, Shares (each, a “Company Stock Award Plan”) is set forth (and identified as a Company Stock Award Plan) in Section 3.13(a) of the Company Disclosure Letter. The Company has provided to MergerCo or any of its Affiliates correct and complete copies of all Company Stock Award Plans and all forms of options and other stock based awards (including award agreements) issued under such Company Stock Award Plans.

(f) As of the date of this Agreement, neither the Company nor any Subsidiary has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make investments in any Person other than (i) any such commitments, arrangements, or agreements in the ordinary course of business consistent with past practice, (ii) pursuant to Disclosed Contracts, or (iii) investments in client facilities in the ordinary course of business consistent with past practice.

Section 3.4 Subsidiaries and Company Joint Ventures. Section 3.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries and all Company Joint Ventures. All equity interests of the Material Subsidiaries and the Company Joint Ventures held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or another Subsidiary are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than any Permitted Liens or restrictions contained in the Joint Venture Agreements related thereto. The Company has provided or made available to MergerCo or any of its Affiliates complete and correct copies of the Company Organizational Documents and the joint venture agreements of the Company Joint Ventures (and the Company represents that, to the Company’s Knowledge, any organizational documents of the Company Joint Ventures not made available to MergerCo do not contain provisions that conflict with the Joint Venture Agreements in any material respect).

Section 3.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”), other than: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”); (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and the related Rule 13E-3 Transaction Statement (the “Schedule 13E-3”); (iv) any filings required by, and any approvals required under, the rules and regulations of the New York Stock Exchange (the “NYSE”); (v) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, (B) applicable requirements of Council Regulation (EC) No. 139/2004 of the Council of the European Union (the “EC Merger Regulation”), if any, (C) the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada), and (D) applicable competition or merger control Laws of any other jurisdiction; (vi) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 3.5(vi) of the Company Disclosure Letter; and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of (x) the Company Organizational Documents or (y) any of the organizational or governing documents of the Company Joint Ventures and of each Company Subsidiary that is not a Material Subsidiary; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.5 have been obtained or made); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Company Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any

Company Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Contract; or (vi) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens, except, in the cases of clauses (i)(y) and (ii) – (vi), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Voting. (a) Except for the vote necessary to satisfy the condition set forth in Section 6.1(a)(ii), the Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

(b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Material Subsidiaries, other than the Voting Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Material Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.8 Financial Reports and SEC Documents. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or other applicable securities statutes, regulations, policies and rules since September 30, 2003 (the forms, statements, reports and documents filed or furnished with the SEC since September 30, 2003, including any amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents in all material respects the results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that are not expected to be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(c) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since September 30, 2003, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.

(d) To the Company’s Knowledge, (x) from September 30, 2004 through the date of this Agreement, none of the Company or any of its Subsidiaries, or any director, officer, employee who is a member of the President’s Council or independent auditor of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after September 30, 2004 (except for any of the foregoing that have been resolved without any material impact on the Company and its Subsidiaries, taken as a whole, and except for any of the foregoing which have no reasonable basis), and (y) since September 30, 2004 through the date of this Agreement, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after September 30, 2004, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company, except, in the case of any of such matters (x) and (y) above, as would not, reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the consolidated balance sheet of the Company dated as of March 31, 2006 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since the date thereof in the ordinary course of business consistent with past practice, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any Company Joint Venture has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Absence of Certain Changes. (a) Since March 31, 2006, there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) Since March 31, 2006 and through the date of this Agreement, the Company and each of its Material Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been any (i) action or event that, if taken on or after the date of this Agreement without MergerCo’s consent, would violate the provisions of any of Sections 5.1(a), (b), (c)(i) – (ii), (c)(iv) – (v), (d)(i) – (iii) or (d)(v)), (e) (except with respect to mergers or consolidations between entities that were wholly owned by the Company at the time of merger or consolidation), (f) (except with respect to dispositions of assets or securities having an aggregate value not in excess of $10,000,000 for all such dispositions and except for sales of receivables pursuant to the Company’s receivables facility and collection and other sales and dispositions of assets in the ordinary course of business consistent with past practice), (h), (k), (l), (m), (n), (o) (except with respect to the Company’s Subsidiaries or former Subsidiaries) and (q) or (ii) agreement or commitment to do any of the foregoing.

Section 3.11 Litigation. Other than workers compensation claims arising in the ordinary course of business, there are no claims (including claims of illness or injury relating to food quality or food handling), actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations before any Governmental Entity (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of Company or any of its Subsidiaries in connection with his or her status as a director or executive officer of the Company or any of its Subsidiaries which (i) is reasonably expected as of the date of this Agreement to involve an amount in controversy in excess of $10,000,000, or (ii) would reasonably be expected to have a Company Material Adverse Effect. There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected that would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, neither the Company, any Subsidiary of the Company, nor any member of the Executive Leadership Council of the Company or any executive officer or director of the Company or any such Subsidiary is under investigation by any Governmental Entity related to the conduct of the Company’s or any such Subsidiary’s business, the results of which investigation or any further Legal Action relating thereto would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Contracts. (a) As of the date of this Agreement, except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which is a Company Joint Venture Agreement; (iii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000; or (iv) which contains any provision that would restrict or limit, in any material respect, the conduct of business of any Affiliate of the Company (or any Affiliate of any such Affiliate of the Company) after the Effective Time, other than the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 3.12(a), whether or not set forth in the Company Disclosure Letter or in the Company SEC Documents, is referred to herein as a “Disclosed Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Disclosed Contract).

(b) (i) Each Company Contract that is not a Disclosed Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, other than any such Company Contract that expires or is terminated after the date hereof in accordance with its terms or amended by agreement with the counterparty thereto (provided that if any such Company Contract is so amended in accordance with its terms after the date hereof (provided such amendment is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Company Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended), except where the failure to be valid, binding and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default would not reasonably be expected to have a Company Material Adverse Effect. Each Disclosed Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, other than any such Disclosed Contracts that expire or are terminated after the date hereof in accordance with their terms or amended by agreement with the counterparty thereto (provided that if any such Disclosed Contract is so amended in accordance with its terms after the date hereof (provided such amendment is not prohibited by the terms of this Agreement) then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Disclosed Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended).

Section 3.13 Benefit Plans. (a) Section 3.13(a) of the Company Disclosure Letter contains a correct and complete list of each Material Company Benefit Plan. Each Material Company Benefit Plan that is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”) is denoted as such on Section 3.13(a) of the Company Disclosure Letter. No entity is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code) other than the Company and its Material Subsidiaries.

(b) With respect to each Material Company Benefit Plan, other than a Multiemployer Plan, if applicable, the Company has provided to MergerCo correct and complete copies of (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications concerning the extent of the benefits provided under a Material Company Benefit Plan, other than a Multiemployer Plan; (iii) the three most recent annual reports (including all schedules); (iv) the three most recent annual audited financial statements and opinions; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any domestic Governmental Entity given or received since September 30, 2004. There is no present intention that any Material Company Benefit Plan, other than a Multiemployer Plan, be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the level thereof) under any Company Benefit Plan, other than a Multiemployer Plan, at any time within the twelve months immediately following the date of this Agreement.

(c) Except to the extent set forth on Section 3.13(c) of the Company Disclosure Letter, since September 30, 2005, there has not been any amendment or change in interpretation relating to any Company Benefit Plan, other than a Multiemployer Plan, which would, in the case of any Material Company Benefit Plan, other than a Multiemployer Plan, materially increase the cost of such Material Company Benefit Plan, or, in the case of any Company Benefit Plan, other than a Material Company Benefit Plan and other than a Multiemployer Plan, materially increase the aggregate cost to the Company of all Company Benefit Plans that are not Material Company Benefit Plans.

(d) With respect to each Material Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iv) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (v) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan. Neither the Company nor any of its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan other than a plan listed on Section 3.13(a) of the Company Disclosure Letter. To the Knowledge of the Company, (x) neither the Company nor any of its Subsidiaries would be reasonably expected to be liable for any material liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) (a “Withdrawal Liability”) that has not been satisfied in full and (y) with respect to each Company Benefit Plan that is a Multiemployer Plan, neither the

Company nor any of its Subsidiaries has received any notification that any such plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(e) Each Company Benefit Plan, other than a Multiemployer Plan, that requires registration with a Governmental Entity has been properly registered, except where any failure to register, would not reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan, other than a Multiemployer Plan, which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no event has occurred since the date of such qualification or exemption that would reasonably be expected to materially adversely affect such qualification or exemption. Each Company Benefit Plan, other than a Multiemployer Plan, has been established and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any material (i) Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other liability imposed by ERISA, the Code or other applicable Laws.

(f) There are no (i) Company Benefit Plans under which welfare benefits are provided to past or present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any past or present employees of the Company and its Subsidiaries that are not fairly reflected by reserves shown on the most recent financial statements contained in the Company SEC Documents, except as would not, have or reasonably by expected to have a Company Material Adverse Effect.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) Neither the Company nor any of its Subsidiaries or any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, has resulted or would reasonably be expected to result in any material liability to the Company and its Subsidiaries taken as a whole. With respect to any Material Company Benefit Plan, other than a Multiemployer Plan, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the Internal Revenue Service but other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions, except in each case that would not reasonably be expected to have a Company Material Adverse Effect.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(j) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company (i) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Each Stock Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Section 409A of the Code) as of the grant date of such option, and no term of exercise of a Stock Option has been extended after the grant date of such Stock Option

Section 3.14 Labor Relations. (a) (i) Except as set forth in Section 3.14 of the Company Disclosure Letter, and except as would not reasonably be expected to have a Company Material Adverse Effect: (x) none of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted or threatened since September 30, 2005 or are being conducted or threatened, (y) neither the Company nor any of its Subsidiaries is a party to or negotiating any collective bargaining agreement or other labor Contract, and (z) there is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no material unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

Section 3.15 Taxes. (a) Except as would not reasonably be expected to have a Company Material Adverse Effect:

(i) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are correct and complete in all respects.

(ii) The Company and its Subsidiaries have fully and timely paid, or are contesting in good faith by appropriate proceedings, all Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them. The Company and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods, ending on or before December 31, 2005 on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction.

(iii) As of the date of this Agreement, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.

(iv) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(v) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments on account of indemnification for Taxes after the Closing Date.

(vi) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement.

(vii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date.

(viii) Neither the Company nor any of its Subsidiaries has engaged in any transaction that has given rise to a disclosure obligation as a “listed transaction” under Treasury Regulation Section 1.6011-4(b)(2).

(b) (i) The Company has provided to SibCo or any of its Affiliates correct and complete copies of (A) all material Tax Returns filed by the Company or any of its Subsidiaries for Tax years ending in 2003 and thereafter and (B) all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and similar documents sent to or received by the Company or any of its Subsidiaries relating to Taxes.

(ii) The Company is not, and has not at any time during the last five years, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 3.16 Environmental Liability. Except for matters that would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, have been in compliance with all applicable Environmental Laws except for any such noncompliance that has been resolved, and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) there have been no Releases of any Hazardous Materials that require investigation or remediation by the Company or any of its Subsidiaries pursuant to any Environmental Law; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against the Company or any of its Subsidiaries.

Section 3.17 Title to Real Properties. The Company and each of its Subsidiaries has good and valid title in fee simple to all its owned real property, as reflected in the most recent balance sheet included in the audited financial statements included in the Company SEC Documents, except for the properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have good and valid leasehold interests in all real property leased by them, except as would not reasonably be expected to have a Company Material Adverse Effect. With respect to all leases under which the Company or any of its Subsidiaries lease any real property, such leases are in good standing, valid and effective against the Company and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, is not and there is not, under any of such leases, any existing default by the Company or, to the Company’s Knowledge, the counterparties thereto, or event which, with notice or lapse of time or both, would become a default by the Company or, to the Company’s Knowledge, the counterparties thereto, other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Permits; Compliance with Laws. (a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted in compliance with applicable Laws (collectively, the “Company Permits”), and all such

Company Permits are in full force and effect, except where the failure to hold such Company Permits, or the failure to be in full force and effect, would not be reasonably expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not be reasonably expected to have a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is, or since September 30, 2004, has been, in conflict with, or in default or violation of, (A) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (B) any Company Permit.

Section 3.19 Takeover Statutes; Company Rights Agreement; Company Certificate. (a) The approval by the Company Board of this Agreement, the Voting Agreement, the Interim Investors Agreement, the Equity Rollover Commitment, the Equity Financing Letters, the Sponsor Letter Agreements, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, including the making of the commitments pursuant to the Equity Rollover Commitment or the Equity Financing Letters, constitutes approval of this Agreement, the Voting Agreement, the Interim Investors Agreement, the Equity Rollover Commitment, the Equity Financing Letters, the Sponsor Letter Agreements, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, including the making of the commitments pursuant to the Equity Rollover Commitment or the Equity Financing Letters , for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery, performance and consummation of this Agreement, the Voting Agreement, the Interim Investors Agreement, the Equity Rollover Commitment, the Equity Financing Letters, the Sponsor Letter Agreements, the Merger and the other transactions contemplated by this Agreement, the Voting Agreement, the Interim Investors Agreement, the Equity Rollover Commitment, the Equity Financing Letters, or the Sponsor Letter Agreements, including the making of the commitments pursuant to the Equity Rollover Commitment or the Equity Financing Letters.

(b) The Company has taken all actions necessary to (a) render the Rights Agreement dated as of December 10, 2001 between the Company and Mellon Investor Services LLC, as amended by that certain amendment dated as of April 28, 2006 (collectively, the “Company Rights Agreement”), inapplicable to this Agreement, the Voting Agreement, the Interim Investors Agreement, the Equity Rollover Commitment, the Equity Financing Letters, the Sponsor Letter Agreements, the Merger, compliance with the terms of this Agreement, the Voting Agreement and the Interim Investors Agreement and the Sponsor Letter Agreements and the making of the commitments pursuant to the Equity Rollover Commitment or the Equity Financing Letters, (b) ensure that (i) none of MergerCo nor any “affiliate” or “associate” (each as defined in the Company Rights Agreement) of MergerCo, is an “Acquiring Person” (as defined in the Company Rights Agreement), (ii) a “Distribution Date” or a “Stock Acquisition Date” (as such terms are defined in the Company Rights Agreement) does not occur and (iii) the rights to purchase Series C Junior Participating Preferred Stock issued under the Company Rights Agreement do not become exercisable, in the case of clauses (i), (ii) and (iii) solely by reason of the execution of this Agreement, the Voting Agreement, the Interim Investors Agreement, the Equity Rollover Commitment, the Equity Financing Letters, the Sponsor Letter Agreements or the consummation of the Merger, compliance with the terms of this Agreement, the Voting Agreement, the Interim Investors Agreement, the Equity Rollover Commitment, the Equity Financing Letters, the Sponsor Letter Agreements or the making of the commitments pursuant to the Equity Rollover Commitment or the Equity Financing Letters and (c) provide that the “Expiration Date” (as defined in the Company Rights Agreement) will occur immediately prior to the Effective Time.

(c) The approval by the Company Board of the execution, delivery, performance or consummation of this Agreement, the Voting Agreement, the Interim Investors Agreement and the Sponsor Letter Agreements and the making of the commitments under the Equity Rollover Commitment or the Equity Financing Letters constitutes approval for purposes of the Company Certificate and represents the only action necessary to ensure that there shall not occur, pursuant to any provision of the Company Organizational Documents, any automatic conversion of Class A Common Stock into Class B Common Stock. No Company Organizational Document other than the Company Certificate and no agreement by which the Company or any holder of Class A Common Stock is bound contains any provision relating to the conversion of Class A Common Stock.

Section 3.20 Interested Party Transactions. Except for employment Contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Report, Section 3.20 of the Company Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares, or (C) any Affiliate of any such officer, director or owner, since September 30, 2005, and (ii) identifies each Affiliate Transaction that is in existence as of the date of this Agreement. The Company has provided or made available to MergerCo or any of its Affiliates correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

Section 3.21 Information Supplied. None of the information included or incorporated by reference in the Company Proxy Statement, the Schedule 13E-3 or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (the “Other Filings”) will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3 or any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by SibCo, MergerCo or any of their respective

Affiliates in connection with the preparation of the Company Proxy Statement, the Schedule 13E-3 or the Other Filings for inclusion or incorporation by reference therein. The Company Proxy Statement, the Schedule 13E-3 and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.22 Opinion of Financial Advisor. Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”) has delivered to the Special Committee its written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company (other than MergerCo and its affiliates and stockholders who invest in Parent or MergerCo) from a financial point of view. The Company has provided to MergerCo a correct and complete copy of such opinion or, if such opinion has not been delivered to the Special Committee or the Company in written form as of the execution of this Agreement, then the Special Committee or the Company shall make a correct and complete copy of any such opinion received by it available to SibCo or any of its Affiliates promptly following its delivery to the Special Committee or the Company in written from.

Section 3.23 Brokers and Finders. Other than the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to MergerCo a correct and complete copy of all agreements between the Company and each Company Financial Advisor under which a Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

IV. REPRESENTATIONS AND WARRANTIES OF MERGERCO AND SIBCO

Except as set forth in the letter (the “Acquiror Disclosure Letter”) delivered by SibCo and MergerCo to the Company concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Acquiror Disclosure Letter will be deemed to be disclosed in any other section of the Acquiror Disclosure Letter to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section), SibCo and MergerCo hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Power. MergerCo is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. SibCo is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2 Corporate Authorization. Each of MergerCo and SibCo has all necessary corporate or other power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by MergerCo and SibCo and the consummation by MergerCo and SibCo of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action on the part of MergerCo and SibCo.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by MergerCo and SibCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of MergerCo and SibCo, enforceable against MergerCo and SibCo in accordance with its terms.

Section 4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by MergerCo and SibCo and the consummation by MergerCo and SibCo of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act; (iii) the filing with the SEC of the Company Proxy Statement and the Schedule 13E-3; (iv) any filings required by, and any approvals required under, the rules and regulations of the NYSE; (v) compliance with and filings under (A) the HSR Act, if applicable (B) any applicable requirements of the EC Merger Regulation, (C) the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada), if applicable, and (D) applicable competition or merger control Laws of any other jurisdiction; (vi) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 3.5 of the Company Disclosure Letter or Schedule 6.1(b)(iv) to this Agreement; and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a MergerCo Material Adverse Effect.

Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement by MergerCo and SibCo and the consummation by MergerCo and SibCo of the transactions contemplated by this Agreement, including the Merger, do not and will not:

(i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of MergerCo or SibCo; or

(ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to MergerCo or SibCo or any of their respective Subsidiaries or by which any assets of MergerCo or SibCo or any of their respective Subsidiaries (“Acquiror Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made), except as would not reasonably be expected to have a MergerCo Material Adverse Effect.

Section 4.6 Information Supplied. None of the information supplied by or on behalf of MergerCo or SibCo for inclusion in the Company Proxy Statement, the Schedule 13E-3 or the Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3 or any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7 Financing. True and complete copies of the following documents have been delivered to the Company: (i) the fully executed commitment letter, dated as of the date of this Agreement (the “Debt Financing Letter”), pursuant to which Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”), and (ii) the fully executed equity commitment letters, dated as of the date of this Agreement, from funds managed by GS Capital Partners, J.P. Morgan Partners, LLC, CCMP Capital Associates, L.P., Thomas H. Lee Partners, L.P. and Warburg Pincus LLC (the “Equity Financing Letters” and together with the Debt Financing Letter, the “Financing Letters”), pursuant to which such parties have committed, subject to the terms thereof, to provide or cause to be provided the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Financing Letters are the only agreements that have been entered into by MergerCo, SibCo or their respective Affiliates with respect to the Financing. Prior to the date of this Agreement, (i) none of the Financing Letters has been amended or modified, and (ii) the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. Subject to the last two sentences of this paragraph, each of the Equity Financing Letters, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of MergerCo and the other parties thereto. As of the date of this Agreement, the Debt Financing Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of SibCo and the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of MergerCo under any term or condition of the Equity Financing Letters and neither SibCo nor MergerCo has any reason to believe that it will be unable to satisfy by the Outside Date any term or condition of closing to be satisfied by it contained in the Equity Financing Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of SibCo under any term or condition of the Debt Financing Letters. As of the date of this Agreement, neither SibCo nor MergerCo has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Financing Letters. SibCo has fully paid any and all commitment fees or other fees incurred in connection with the Financing Letters that have become due and payable. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Letters, and after giving effect to the Equity Rollover Commitment, together with cash on hand from operations of the Company, will provide funds at the Closing and at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. Notwithstanding anything in this Agreement to the contrary, each of the Debt Financing Letter and the Equity Financing Letters may be superseded at the option of SibCo (in the case of the Debt Financing Letter) or MergerCo (in the case of the Equity Financing Letters) after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Letters”) which replace the existing Debt Financing Letter or the existing Equity Financing Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Letters shall not (a) expand upon the conditions precedent to the Financing as set forth in the Debt Financing Letter and/or Equity Financing Letters, as applicable in any respect that would reasonably be expected to make such conditions less likely to be satisfied or (b) reasonably be expected to delay the Closing. In such event, the terms “Financing Letter”, “Equity Financing Letters” and “Debt Financing Letter” as used herein shall be deemed to include the New Financing Letters to the extent then in effect.

Section 4.8 Sponsor Letter Agreements. Concurrently with the execution of this Agreement, MergerCo has delivered to the Company letter agreements executed by each of GS Capital Partners V Fund, L.P., J.P. Morgan Partners, LLC, CCMP Capital Investors II, L.P., Thomas H Lee Equity Fund VI, L.P. and Warburg Pincus Private Equity IX, L.P. (collectively, the “Sponsors”) in the form attached as Annex I to this Agreement (the “Sponsor Letter Agreements”). The Sponsor Letter Agreements are valid and in full force and effect and constitute the valid and binding obligations of such Sponsors, enforceable in accordance with their terms.

Section 4.9 Equity Rollover Commitment. MergerCo has delivered to the Company a true and complete copy of the equity rollover letter, dated as of the date of this Agreement, from Joseph Neubauer (the “Equity Rollover Commitment”), pursuant to which Joseph Neubauer has committed to contribute to Parent or MergerCo that number of Shares set forth in such letter in exchange for shares of capital stock of Parent or MergerCo immediately prior to the Effective Time (which Shares shall be cancelled in the Merger, as provided in Section 2.1(a)). The Equity Rollover Commitment is in full force and effect.

Section 4.10 Interim Operations of MergerCo and SibCo. MergerCo and SibCo were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

V. COVENANTS

Section 5.1 Conduct of Business of the Company. Except as expressly required or expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, from the date of this Agreement through the Effective Time, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use all reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, except with the prior written consent of SibCo, as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, from the date of this Agreement through the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) propose or adopt any changes to the Company Organizational Documents;

(b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock, other than dividends paid by a wholly owned Subsidiary to its parent corporation in the ordinary course of business; provided that the Company may declare and pay regular quarterly dividends, in each case not to exceed $.07 per Share, consistent with past practice as to timing;

(c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, other than in connection with the cashless exercise of Stock Options or the cashless settlement of RSUs, (iii) issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights), other than pursuant to (A) the exercise of Stock Options, (B) the vesting or settlement of Company DSUs and Company RSUs, in each case outstanding as of the date of this Agreement, or (C) the Company Director Compensation Program, in all cases in accordance with the terms of the applicable award or plan as in effect on the date of this Agreement, (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 5.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

(d) (i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers, except for increases in the ordinary course of business consistent with past practice in timing and amount, (ii) other than in the ordinary course of business consistent with past practice, grant any severance or termination pay to any of its past or present directors, officers or members of the Executive Leadership Council, other than additional payments to present employees not exceeding in the aggregate the amount set forth on Schedule 5.1(d)(ii), (iii) other than in the ordinary course of business consistent with past practice, enter into any new employment or severance agreement with any of its past or present directors, officers or members of the Executive Leadership Council, other than such agreements for present employees that provide for additional payments not exceeding in the aggregate the amount set forth on Schedule 5.1(d)(iii), (iv) other than in the ordinary course of business consistent with past practice, establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) contribute any funds to a “rabbi trust” or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, except as required by applicable Law or by GAAP, or (vii) grant any equity or equity-based awards to directors, officers or employees, except in each case to the extent required by GAAP, applicable Laws or by existing Company Benefit Plans set forth in Section 3.13(a) of the Company Disclosure Letter;

(e) merge or consolidate the Company or any of its Subsidiaries with any Person, other than mergers or consolidations in the ordinary course of business consistent with past practice involving wholly-owned Subsidiaries;

(f) sell, lease or otherwise dispose of an amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a Company Joint Venture ) or by property transfer, other than (1) sales of assets in the ordinary course of business consistent with past practice and (2) sales or dispositions not exceeding $30,000,000 in any single transaction and not exceeding $75,000,000 in the aggregate for all transactions;

(g) other than in the ordinary course of business consistent with past practice, mortgage or pledge any of its material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens;

(h) make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a Company Joint Venture)) or make any material purchase(s) of any property or assets, from any Person (other than a wholly owned Subsidiary of the Company), in all such cases other than (1) acquisitions or purchases in the ordinary course of business operations consistent with past practice and (2) acquisitions or purchases not exceeding $30,000,000 in any single transaction and not exceeding $75,000,000 in the aggregate for all transactions;

(i) enter into, renew, extend, amend or terminate any Contract or Contracts that, individually or in the aggregate with other such entered, renewed, extended, amended or terminated Contracts, would reasonably be expected to have a Company Material Adverse Effect or MergerCo Material Adverse Effect;

(j) incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, in either case other than any of the foregoing that is both in the ordinary course of business and could not reasonably be expected to delay, adversely affect, compete with or impede any part of the Debt Financing or the ability of the borrowers thereunder to obtain any Part of the Debt Financing or cause the breach of any provisions of the Debt Financing Letter or cause any condition set forth in the Debt Financing Letter not to be satisfied;

(k) make any loans, advances or capital contributions to or investments in, any other Person in excess of $15,000,000 in the aggregate for all such loans, advances, contributions and investments, other than loans, advances or capital contributions to or among wholly owned Subsidiaries or as required by customer contracts entered in the ordinary course of business consistent with past practice;

(l) authorize or make any capital expenditure, other than (1) capital expenditures during the period from the date hereof through September 30, 2006 as would not, in the aggregate, cause the total amount of the Company’s capital expenditures for fiscal 2006 to exceed by more than $25,000,000 the capital expenditures provided for in the Company’s projections for the full fiscal year 2006 (a copy of which projections has been provided to SibCo)

and (2) capital expenditures for the period from September 30, 2006 through the Closing Date in the ordinary course of business consistent with past practice as would not cause the Company’s capital expenditures for such period to exceed the capital expenditures provided for in the Company’s projections for full fiscal year 2007 (a copy of which projections will be provided to SibCo);

(m) change its financial accounting policies or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;

(n) waive, release, assign, settle or compromise any Legal Actions, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $5,000,000 with respect to any individual case or series of related cases, or $25,000,000 in the aggregate, in any case without the imposition of any material restrictions on the business and operations of the Company or any of its Subsidiaries;

(o) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than immaterial Subsidiaries);

(p) other than in the ordinary course of business consistent with past practice, settle or compromise any material Tax audit, make or change any material Tax election or file any material amendment to a material Tax Return, change any annual Tax accounting period or adopt or change any Tax accounting method, enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, other than, in each case, those settlements or agreements for which any liabilities thereunder have been specifically accrued and reserved for in the balance sheet most recently included in a Company SEC Document filed prior to the date of this Agreement;

(q) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(r) agree or commit to do any of the foregoing.

Section 5.2 Other Actions. (a) Each of MergerCo and SibCo agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed.

(b) The Company shall not take any action that causes, has the effect of or results in, nor fail to grant any consent or approval or to make any requisite determination requested of it that would prevent any automatic conversion of Class A Common Stock into Class B Common Stock pursuant to any provision of the Company Organizational Documents or otherwise.

Section 5.3 Access to Information; Confidentiality. (a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide MergerCo and its Representatives and financing sources, at MergerCo’s expense, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as MergerCo reasonably may request and (ii) all documents that MergerCo reasonably may request. Notwithstanding the foregoing, MergerCo and its Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege or would violate the terms of a confidentiality agreement, provision or like obligation with respect to such books, records and other information.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(c) All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with Section 5.14(c).

Section 5.4 No Solicitation. (a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.4(d), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage (including by way of providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with or knowingly assist any Person in connection with a Takeover Proposal;

(iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to MergerCo;

(iv) approve, endorse or recommend any Takeover Proposal;

(v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal; or

(vi) resolve, propose or agree to do any of the foregoing.

(b) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any solicitations, discussions or negotiations existing on the date of this Agreement with any Person (other than the parties hereto) that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.4.

(c) The Company shall notify MergerCo promptly (and in any event within 24 hours) upon receipt by it or its Subsidiaries or Representatives of (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify MergerCo promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a description of the material terms and conditions of such Takeover Proposal, indication, inquiry or request), including any material modifications thereto. The Company shall keep MergerCo reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify MergerCo orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 5.4(d). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to MergerCo.

(d) Notwithstanding the foregoing, the Company shall be permitted, if it has otherwise complied with its obligations under this Section 5.4, but only prior to the satisfaction of the condition set forth in Section 6.1(a), to:

(i) engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Company Board (acting through the Special Committee, if then in existence) determines in good faith (1) after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal and (2) after consultation with its outside legal counsel, that the failure to take such action could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws;

(ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, the Company Board (acting through the Special Committee, if then in existence) determines in good faith (A) after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable

Laws, but only so long as the Company (x) has caused such Person to enter into an Acceptable Confidentiality Agreement and (y) concurrently discloses the same such non-public information to MergerCo if such non-public information has not previously been disclosed to MergerCo;

(iii) withdraw, modify or amend the Company Board Recommendation in a manner adverse to MergerCo or SibCo (a “Recommendation Change”), if the Company Board (acting through the Special Committee, if then in existence) has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws; provided that, if such action is in response to or relates to a Takeover Proposal, then the Recommendation Change shall be taken only in compliance with Section 5.4(d)(iv);

(iv) in response to a Takeover Proposal not solicited in violation of this Section 5.4 which the Company Board (acting through the Special Committee, if then in existence) has determined in good faith, after consultation with its outside financial advisor, constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by MergerCo pursuant to the provisos to this paragraph, (x) effect a Recommendation Change or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, such termination to be effective only if in advance of or concurrently with such termination the Company pays the Termination Fee in the manner provided for in Section 7.6(a); provided that neither the Company nor the Special Committee shall make a Recommendation Change or terminate this Agreement unless: (1) the Company Board (acting through the Special Committee, if then in existence) has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, (2) the Company shall have given MergerCo prompt written notice advising MergerCo of (A) the decision of the Company Board (acting through the Special Committee, if then in existence) to take such action and (B) the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (3) the Company shall have given MergerCo five Business Days (or three Business Days in the event of each subsequent material revision to such Takeover Proposal) after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with MergerCo with respect to such proposed revisions or other proposal, if any, and (4) at the end of such period, the Company Board (acting through the Special Committee, if then in existence) shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by MergerCo, if any, after consultation with outside legal counsel, that (A) in the case of a Recommendation Change, failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws and (B) in the case of a termination of this Agreement, that such Takeover Proposal remains a Superior Proposal relative to the Merger, as supplemented by any counterproposals made by MergerCo; provided that, in the event the Company Board (acting through the Special Committee, if then in existence) does not make the determination referred to in clause (4) of this paragraph but thereafter determines to effect a Recommendation Change or to terminate this Agreement pursuant to this Section 5.4(d)(iv), the procedures referred to in clauses (1) – (4) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification.

(e) Section 5.4(d) shall not prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure prohibited by Section 5.4(d)); provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to MergerCo unless the Company Board (x) expressly reaffirms its recommendation to its stockholders in favor of adoption of this Agreement or (y) rejects such other Takeover Proposal.

(f) The Company shall not take any action to (i) amend the Company Rights Agreement or redeem the Rights (as defined in the Company Rights Agreement), or (ii) exempt any Person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply; in each case, unless such actions are taken simultaneously with a termination of this Agreement in accordance with its terms.

(g) Any withdrawal, modification or amendment by the Special Committee of its recommendation that forms a part of the Company Board Recommendation in any manner adverse to MergerCo or SibCo or that is inconsistent with the Company Board Recommendation, and any approval, endorsement or recommendation by the Special Committee of any Takeover Proposal, and any resolution or announcement of an intention of the Special Committee with respect to any of the foregoing, shall be deemed and treated for all purposes of this Agreement as if such action were taken by the Company Board with respect to the Company Board Recommendation or any such Takeover Proposal, as applicable.

Section 5.5 Notices of Certain Events. (a) The Company will notify SibCo promptly of (i) any written or, to the Knowledge of the Company, oral communication from (x) any Governmental Entity, (y) any counterparty to any Company Joint Venture or (z) any counterparty to any Contract that alone, or together with all other Contracts with respect to which a communication is received, is material to the Company and its Subsidiaries, taken as a whole, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.2(a) or 6.2(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed. With respect to any of the foregoing, the Company will consult with MergerCo and its Representatives so as to permit the Company, MergerCo and SibCo and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(b) MergerCo and SibCo will notify the Company promptly of (i) any written or, to the knowledge of MergerCo or SibCo, oral communication from any Governmental Entity alleging that the consent of such Governmental Entity (or other Governmental Entity) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from MergerCo, SibCo or their Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from MergerCo, SibCo or their Representatives), (iii) any Legal Actions commenced against or otherwise affecting MergerCo, SibCo or any of their Affiliates that are related to the transactions contemplated by this Agreement (and the response thereto from MergerCo, SibCo or their Representatives), (iv) any event, change, occurrence, circumstance or development which causes or is reasonably likely to cause either the Debt Financing or the Equity Financing to become unavailable on the terms and conditions contemplated in the Financing Letters or to otherwise be delayed, and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.3(a) or 6.3(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed. With respect to any of the foregoing, MergerCo and SibCo will consult with the Company and its Representatives so as to permit the Company, MergerCo and SibCo and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

Section 5.6 Proxy Material; Stockholder Meeting. (a) In connection with the Company Stockholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement, prepare and file with the SEC the Company Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to MergerCo promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after MergerCo has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vi) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting and the Merger. SibCo and MergerCo shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide MergerCo a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company, SibCo and MergerCo will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting. If, at any time prior to the Effective Time, any information relating to the Company, SibCo or MergerCo or any of their respective Affiliates should be discovered by the Company, SibCo or MergerCo which should be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E 3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(b) The Company Proxy Statement will include the Company Board Recommendation unless the Company Board (acting through the Special Committee, if then in existence) has withdrawn, modified or amended the Company Board Recommendation to the extent permitted under Section 5.4(d).

(c) The Company will call and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the vote of the stockholders of the Company necessary to satisfy the condition set forth in Section 6.1(a). The written consent of MergerCo will be required to adjourn or postpone the Company Stockholder Meeting (which consent shall not be unreasonably withheld or delayed); provided that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to satisfy the condition set forth in Section 6.1(a), the Company will not adjourn or postpone the Company Stockholders Meeting unless the Company is advised by counsel that failure to do so could reasonably be expected to result in a breach of the U.S. federal securities laws. The Company will, subject to Section 5.4(d), (i) use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (ii) take all other reasonable action necessary to secure the vote of the stockholders of the Company necessary to satisfy the condition set forth in Section 6.1(a). Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 7.1, 7.2, 7.3 or 7.4, the Company will take all of the actions contemplated by this Section 5.6 regardless of whether the Company Board (acting through the Special Committee, if then in existence) has approved, endorsed or recommended another Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such meeting.

Section 5.7 Employees; Benefit Plans. (a) For a period of one year following the Closing Date (the “Continuation Period”), the Surviving Corporation will provide current employees of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement) as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with compensation and benefits that are no less favorable in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time (it being understood that discretionary incentive programs will remain discretionary); provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.

(b) The Surviving Corporation and its Affiliates will honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements and written arrangements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements. During the Continuation Period, the Surviving Corporation will provide all Employees (other than those covered by an individual agreement providing severance benefits outside the Company’s severance policies) who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to such Employees under the Company’s severance policies as in effect immediately prior to the Effective Time.

(c) For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), each Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan, except for purposes of benefit accrual under defined benefit plans, for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in a duplication of accrual of benefits. In addition, and without limiting the generality of the foregoing (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) No provision of this Section 5.7 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

Section 5.8 Directors’ and Officers’ Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation (the “Indemnifying Party”) will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation; provided, however, that unless otherwise provided in any relevant indemnification agreement, the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law.

(b) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers, of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(c) The provisions of this Section 5.8 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) of the Surviving Corporation or any of its Subsidiaries or otherwise.

(d) Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational document) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 5.8.

Section 5.9 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 10 Business Days), an appropriate filing with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of

Justice (the “Antitrust Division”) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and submitting as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act, (iii) making, as promptly as practicable, appropriate filings (a) under the EC Merger Regulation, if required, (b) under the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada), if required, and (c) under any other applicable antitrust, competition, premerger notification, trade regulation, or merger control Law, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of SibCo (which consent shall not be unreasonably withheld or delayed), the Company and its Subsidiaries may not pay or commit to pay any amount of cash or other consideration, or incur or commit to incur any liability or other obligation, in connection with obtaining such consent, approval or waiver, (v) subject to first having used its reasonable best efforts to negotiate a reasonable resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

(b) SibCo, MergerCo and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Except as otherwise required by Law, neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner. None of SibCo, MergerCo nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which consent shall not be unreasonably withheld or delayed).

(c) Each of SibCo, MergerCo and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If SibCo, MergerCo or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use its reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, premerger notification, trade regulation, or merger control Law, including (subject to first having used reasonable best efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of MergerCo, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a Company Material Adverse Effect at or after the Effective Time. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of SibCo, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.

Section 5.10 Public Announcements. SibCo, MergerCo and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. None of SibCo, MergerCo nor the Company will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or NYSE requirements, in which case that party will use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

Section 5.11 Stock Exchange Listing. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the NYSE and deregistered under the Exchange Act.

Section 5.12 Fees and Expenses. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses, except as otherwise provided in Sections 5.8, 5.14, 5.15 and 7.6.

Section 5.13 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Voting Agreement, the Interim Investors Agreement, the making of Commitments pursuant to the Equity Rollover Commitment, the Equity Financing Letters, the Merger or the other transactions contemplated by this Agreement, the Voting Agreement, the Sponsor Letter Agreements or the Interim Investors Agreement, each of SibCo, MergerCo and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.14 Financing. (a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries, and shall use all reasonable efforts to cause their respective Representatives, including legal and accounting, to provide all reasonable cooperation requested by SibCo or MergerCo in connection with the Financing and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing; provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries prior to the Effective Time; provided further that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by SibCo or MergerCo (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters as of the Effective Time and consents of accountants for use of their reports in any materials relating to the Debt Financing), (iv) reasonably facilitating the pledging of collateral, (v) furnishing SibCo or MergerCo and their respective Financing sources as promptly as practicable (and in any event no later than 25 Business Days prior to the Outside Date) with such financial and other pertinent information regarding the Company as may be reasonably requested by SibCo or MergerCo, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing Letter at the time during the Company’s fiscal year such offerings will be made (“Required Financial Information”), (vi) providing assistance to SibCo and MergerCo in connection with the satisfaction of the conditions set forth (A) in clauses (b), (c) and (d) of paragraph 6 of the Debt Financing Letter, (B) opposite the heading “Conditions Precedent to Initial Borrowing” in Exhibit A to the Debt Financing Letter (other than payment of fees and expenses and absence of a Company Material Adverse Effect), and (c) in paragraphs 2, 3, 4, 5, and 6 of Exhibit D to the Debt Financing Letter (in each case, to the extent the satisfaction of such condition requires actions by or cooperation of the Company), (vii) using all reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by SibCo or MergerCo, (viii) using all reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date to the extent the Company prepares such financial statements within such timeframe, (ix) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (x) assisting SibCo or MergerCo with any presentation to the SEC with regard to the recording of the Merger as a recapitalization for financial reporting purposes in accordance with GAAP and cooperating in good faith with SibCo or MergerCo, if so requested by SibCo or MergerCo, in order to develop alternative means of recording the Merger as a recapitalization for financial reporting purposes in accordance with GAAP and (xi) taking all corporate actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately following the Effective Time; provided that neither of the Company nor any of its Subsidiaries will be required to pay any commitment or other similar fee that is not simultaneously reimbursed by MergerCo in connection with the Debt Financing prior to the Effective Time. Following a Reimbursement Eligible Termination, MergerCo shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with such cooperation. MergerCo shall indemnify and hold harmless the Company, any of its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding the out-of-pocket costs and expenses referred to in the immediately preceding sentence) suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information provided by the Company or any of its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

(b) SibCo shall use all reasonable efforts to arrange the Debt Financing as promptly as practicable, subject to SibCo’s discretion with respect to the timing of the Marketing Period, but taking into account the Outside Date, on the terms and conditions described in the Debt Financing Letter, including using all reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to SibCo and (ii) to satisfy on a timely basis all conditions applicable to SibCo in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letter, SibCo shall use all reasonable efforts to arrange to obtain by the Outside Date alternative financing from alternative sources on terms no less favorable to SibCo (as determined in the reasonable judgment of SibCo) as promptly as practicable following the occurrence of such event of unavailability, but in any event no later than the Outside Date. SibCo shall keep the Company reasonably apprised of material developments relating to the Financing. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Article VI (other than those contained in Sections 6.2(c) and 6.3(c)) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Debt Financing Letter (or alternative bridge financing obtained in accordance with this Agreement) and the proceeds thereof are available on the terms and conditions described in the Debt Financing Letter (or replacement thereof), then SibCo shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than the Outside Date.

(c) All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by SibCo, MergerCo or their respective Representatives pursuant to Section 5.3 or Section 5.14 shall be kept confidential in accordance with the applicable Confidentiality Agreement; provided, however, that SibCo, MergerCo and their Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

Section 5.15 Debt Tenders. As soon as reasonably practicable after the receipt by the Company of a written request by SibCo, the Company shall, or cause Services to, commence offers to purchase with respect to any of (1) the 6.375% Notes, (2) the 7.00% Notes, (3) the 7.00% July Notes and (4) the 7.25% Notes, in each case as requested by SibCo (such notes as are specified by SibCo in such request, the “Tender Offer Notes”) on such terms and on such conditions that are proposed by SibCo (each such offer to purchase a “Tender Offer” and, collectively, the “Tender Offers”); provided that (i) SibCo shall provide the Company and Services with any assistance reasonably requested in connection with the Tender Offers, (ii) any fees or commissions to be paid to financial advisors, dealer managers, information agents, depositories, trustees under the indentures governing the Tender Offer Notes or other parties that are involved in the Tender Offers shall be the obligation of, and be paid for by, SibCo, (iii) the terms and conditions proposed by SibCo for each of the Tender Offers shall be only such terms and such conditions as are customarily included in offers to purchase of debt securities similar to the Tender Offer Notes and otherwise in compliance with applicable Laws and (iv) the consummation of each of the Tender Offers shall be expressly conditioned on the occurrence of the Effective Time and none of the Tender Offer Notes shall be required to be purchased, whether or not such repurchase is at the option of the Company or Services or at the request of SibCo, prior to the Effective Time. Following a Reimbursement-Eligible Termination, MergerCo shall, or cause its Affiliates to, reimburse the Company and Services for any fees and expenses incurred in connection with or related to the Tender Offers, including, but not limited to, the fees of legal counsel retained by the Company or Services in connection with the Tender Offers. MergerCo shall indemnify and hold harmless the Company, Services, its Subsidiaries and each of their respective officers, directors and each Person that controls the Company within the meaning of Section 20 of the Exchange Act (each a “Company Person”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding the out-of-pocket costs and expenses referred to in the immediately preceding sentence) suffered or incurred by any Company Person, or to which any Company Person may become subject, that arises out of, or in any way in connection with, the Tender Offers or any actions taken, or not taken, by Company or Services, or at the direction of Company or Services, pursuant to this Section 5.15 or at the request of SibCo.

Section 5.16 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.17 Company Tax Statements. If legally able to do so, the Company shall deliver a statement, reasonably acceptable to SibCo, satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and certifying that the Common Stock is not and has not been a United States real property interest within the meaning of Section 897(c)(1)(A) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

VI. CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been (i) duly adopted by the Requisite Company Vote and (ii) approved by the majority of votes cast at the Company Stockholders Meeting, whether in person or by proxy, collectively by holders of the Class A Common Stock and Class B Common Stock; provided that for purposes of this clause (ii), each share of Class A Common Stock beneficially owned by the Specified Persons shall be deemed to entitle the owner thereof to one vote per share only.

(b) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) will have expired or been terminated; (ii) if the EC Merger Regulation is applicable to the transactions contemplated hereby, the European Commission shall have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) thereof), declaring the transactions contemplated hereby compatible with EC Common Market; (iii) all approvals in connection with the Competition Act (Canada) shall have been obtained, if applicable; and (iv) all other approvals or consents identified in Schedule 6.1(b)(iv) shall have been obtained except those approvals or consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect at or after the Effective Time. In the case of the obligations of MergerCo and SibCo, the consents, approvals, decisions or waiting period expirations or terminations shall have occurred or been obtained, free of any condition, limitation, requirement, or Order that would reasonably be expected to have a Company Material Adverse Effect.

(c) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) which is then in effect that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.2 Conditions to Obligations of SibCo and MergerCo. The obligations of MergerCo and SibCo to effect the Merger are also subject to the satisfaction or waiver by MergerCo (on behalf of itself and SibCo) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 (Corporate Authority), Sections 3.3(a) – (d) (Capitalization), Section 3.7(a) (Vote Required) and Section 3.10(a) (Absence of Material Adverse Effect) shall be true and correct in all respects (except, in the case of Sections 3.3(a) – (d) for immaterial inaccuracies, and, in the case of Section 3.7(a) for such inaccuracies as are actually cured by the vote received at the Company Stockholders Meeting), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, states of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to Company Material Adverse Effect set forth therein) do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder on or prior to the Effective Time.

(c) Officer’s Certificate. MergerCo will have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of SibCo and MergerCo set forth herein shall be true and correct as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, state of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or MergerCo Material Adverse Effect set forth therein) do not have, and would not reasonably be expected to have a material adverse effect on the ability of SibCo or MergerCo to consummate the transactions contemplated hereby.

(b) Performance of Covenants. SibCo and MergerCo shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officer’s Certificate. The Company will have received a certificate, signed by the chief executive officer or the chief financial officer of each of SibCo and MergerCo, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated, whether before or after satisfaction of the condition set forth in Section 6.1(a), at any time prior to the Effective Time by mutual written consent of MergerCo (on behalf of itself and SibCo) and the Company.

Section 7.2 Termination by Either MergerCo or the Company. This Agreement may be terminated by either MergerCo or the Company (acting through the Special Committee, if then in existence) at any time prior to the Effective Time:

(a) whether before or after satisfaction of the condition set forth in Section 6.1(a), if the Merger has not been consummated by March 31, 2007 (the “Outside Date”), except that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the vote required by the condition set forth in Section 6.1(a) shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(c) whether before or after satisfaction of the condition set forth in Section 6.1(a), if any Law prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 7.3 Termination by MergerCo. This Agreement may be terminated by MergerCo at any time prior to the Effective Time:

(a) if (i) the Company Board (or the Special Committee) withdraws, modifies or amends the Company Board Recommendation in any manner adverse to MergerCo or SibCo, (ii) the Company Board (or the Special Committee) approves, endorses or recommends any Takeover Proposal other than the Merger, or (iii) the Company or the Company Board (or the Special Committee) resolves or publicly announces its intention to do any of the foregoing, in any case whether or not permitted by Section 5.4;

(b) if the Company (i) materially breaches its obligations under Sections 5.4, 5.6(b) or 5.6(c), or the Company Board or any committee thereof shall resolve to do any of the foregoing or (ii) (A) materially breaches its obligations under Section 5.6(a) and (B) such breach is not cured within 20 Business Days after the Company’s receipt of written notice asserting such breach or failure from MergerCo; or

(c) provided that MergerCo and SibCo are not in material breach of their obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company (acting through the Special Committee, if then in existence) at any time prior to the Effective Time:

(a) provided that the Company is not in material breach of its obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of MergerCo or SibCo contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date; or

(b) pursuant to and in accordance with Section 5.4(d)(iv); provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee in the manner provided for in Section 7.6(a).

Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents), except that the Sponsor Letter Agreements referred to in Section 4.8, the provisions of Section 5.12, Section 5.14(c), the indemnity and reimbursement provisions of Sections 5.14(a) and 5.15, respectively, this Section 7.5, Section 7.6 and Article VIII will survive any termination of this Agreement; provided, however, that nothing herein shall relieve the Company from liabilities for Damages incurred or suffered by SibCo or MergerCo as a result of any willful breach by the Company of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Sections 6.1, 6.2(a) and 6.2(b) not to be satisfied.

Section 7.6 Fees and Expenses Following Termination. (a) The Company will pay, or cause to be paid, to an account or accounts designated by SibCo, by wire transfer of immediately available funds an amount equal to $120,000,000 (the “Termination Fee”), less any Acquiror Expenses, if any, previously paid:

(i) if this Agreement is terminated by SibCo pursuant to Section 7.3(a) or Section 7.3(b), in which event payment will be made within two Business Days after such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 7.4(b), in which event payment must be made in advance of or concurrent with such termination;

(iii) if (A) a Takeover Proposal (or the intention of any Person to make one), whether or not conditional, shall have been made known (publicly, in the case of a termination pursuant to Section 7.2(b)) or publicly announced and, in the case of termination pursuant to Section 7.2(b), not publicly withdrawn at least two Business Days prior to the Company Stockholder Meeting, (B) this Agreement is terminated by MergerCo pursuant to Section 7.2(a) (provided that the right to terminate this Agreement under Section 7.2(a) is not available to the Company at such time pursuant to the terms of Section 7.2(a)), by MergerCo or the Company pursuant to Section 7.2(b) or by MergerCo pursuant to Section 7.3(c), and (C) within 12 months following the date of such termination, the Company enters into a definitive agreement providing for the implementation of any Takeover Proposal or consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event payment will be made on or prior to the date on which the Company enters into such definitive agreement or consummates such Takeover Proposal, as applicable. For purposes of the this Section 7.6 only, references in the definition of the term “Takeover Proposal” to the figure “15%” will be deemed to be replaced by the figure “50%.”

(b) In the event that this Agreement is terminated by MergerCo under the provisions referred to in clause (B) of Section 7.6(a)(iii) (or could have been terminated under such section) and the circumstances referred to in clause (A) of Section 7.6(a)(iii) shall have occurred prior to such termination but the Termination Fee (or any portion thereof) has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.6(a)(iii) shall not have occurred, then the Company shall pay, to an account or accounts designated by SibCo, as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of SibCo’s and MergerCo’s actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by SibCo, MergerCo and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Acquiror Expenses”), which amount shall not be greater than $40,000,000; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 7.6(a)(iii) shall not relieve the Company of its obligations to pay the Acquiror Expenses pursuant to this Section 7.6(b); and provided, further that the payment by the Company of Acquiror Expenses pursuant to this Section 7.6(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.6(a)(iii).

(c) In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.2(a) and on the Outside Date the conditions set forth in Sections 6.1, 6.2(a) and 6.2(b) would have been satisfied had the Closing been scheduled on the Outside Date, or (ii) Section 7.4(a) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions set forth in 6.1, 6.2(a) and 6.2(b) not to be satisfied on the Outside Date assuming the Closing were to be scheduled on the Outside Date, then MergerCo shall pay the Company an amount equal to $120,000,000 (the “Acquiror Termination Fee”) as promptly as possible (but in any event within two Business Days) following such termination by the Company.

(d) Each of the Company, MergerCo and SibCo acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, MergerCo and SibCo would not have entered into this Agreement, and that any amounts payable pursuant to this Section 7.6 do not constitute a penalty. If the Company fails to pay as directed in writing by SibCo any amounts due to accounts designated by SibCo pursuant to this Section 7.6 within the time periods specified in this Section 7.6 or MergerCo fails to pay the Company any amounts due to the Company pursuant to this Section 7.6 within the time periods specified in this Section 7.6, the Company or MergerCo, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by SibCo or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Acquiror Termination Fee from MergerCo pursuant to this Section 7.6 or the guarantee thereof pursuant to the Sponsor Letter Agreements shall be the sole and exclusive remedy available to the Company, its Affiliates and its Subsidiaries against SibCo, MergerCo, the Sponsors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents with respect to this Agreement and the transactions contemplated hereby, including for any loss suffered as a result of the failure of the Merger to be consummated, under any theory or for any reason, and upon payment of such amount, none of SibCo, MergerCo, the Sponsors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that MergerCo shall also be obligated with respect to the second sentence of this Section 7.6(d) and the indemnification and reimbursement obligations of SibCo contained in Sections 5.14(a) and 5.15, and that SibCo shall also be obligated with respect to the provisions of Sections 5.12, and 5.14(c), it being understood that, except as otherwise provided in the Sponsor Letter Agreements, no other Person (including the Sponsors) shall have any liability or obligation under or with respect to such Sections 5.12, 5.14(a), 5.14(c) and 5.15).

Section 7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and

(b) such amendment has been duly authorized or approved by each of MergerCo (on behalf of itself and SibCo) and the Company (acting through the Special Committee, if then in existence). This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8 Extension; Waiver. At any time prior to the Effective Time, MergerCo (on behalf of itself and SibCo), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

VIII. MISCELLANEOUS

Section 8.1 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

(1) “1991 Guaranteed Indenture” means the Indenture, dated as of July 15, 1991, by and among Services, the Company, and The Bank of New York, as trustee.

(2) “2002 Guaranteed Indenture” means the Indenture, dated as of April 8, 2002, by and among Services, the Company, and Bank One Trust Company, National Association, as trustee.

(3) “6.375% Notes” means Services 6.375% Senior Notes due February 15, 2008 issued pursuant to the 2002 Guaranteed Indenture.

(4) “7.00% July Notes” means Services 7.00% Guaranteed Notes due July 15, 2006 issued pursuant to the 1991 Guaranteed Indenture.

(5) “7.00% Notes” means Services 7.00% Notes due May 1, 2007 issued pursuant to the 2002 Guaranteed Indenture.

(6) “7.10% Notes” means Services 7.10% Guaranteed Notes due December 1, 2006 issued pursuant to the 1991 Guaranteed Indenture.

(7) “7.25% Notes” means Services 7.25% Guaranteed Convertible Notes due August 1, 2007 issued pursuant to the Installment Promissory Note.

(8) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in each of the Confidentiality Agreements; provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement, to include substantially similar provisions.

(9) “Acquiror Assets” has the meaning set forth in Section 4.5.

(10) “Acquiror Disclosure Letter” has the meaning set forth in Article IV.

(11) “Acquiror Expenses” has the meaning set forth in Section 7.6(b).

(12) “Acquiror Termination Fee” has the meaning set forth in Section 7.6(c).

(13) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise. For the purposes of Sections 3.3(e), 3.4, 3.15(b)(i), 3.20. 3.21, 3.22 and 8.1(87), “Affiliate” shall exclude Joseph Neubauer.

(14) “Affiliate Transaction” has the meaning set forth in Section 3.20.

(15) “Agreement” has the meaning set forth in the Preamble.

(16) “Antitrust Division” has the meaning set forth in Section 5.9(a).

(17) “Book-Entry Shares” has the meaning set forth in Section 2.1(c).

(18) “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.

(19) “Certificate” has the meaning set forth in Section 2.1(c).

(20) “Certificate of Merger” has the meaning set forth in Section 1.3.

(21) “Class A Common Stock” has the meaning set forth in the Recitals.

(22) “Class B Common Stock” has the meaning set forth in the Recitals.

(23) “Closing” has the meaning set forth in Section 1.2.

(24) “Closing Date” has the meaning set forth in Section 1.2.

(25) “COBRA” has the meaning set forth in Section 3.13(f).

(26) “Code” means the Internal Revenue Code of 1986, as amended.

(27) “Common Stock” has the meaning set forth in the Recitals.

(28) “Company” has the meaning set forth in the Preamble.

(29) “Company Assets” has the meaning set forth in Section 3.6.

(30) “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits.

(31) “Company Board” has the meaning set forth in Section 3.2(a).

(32) “Company Board Recommendation” has the meaning set forth in Section 3.2(a).

(33) “Company Certificate” means the Company’s Amended and Restated Certificate of Incorporation.

(34) “Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound.

(35) “Company Director Compensation Program” means the Company’s arrangements for compensating non-employee members of the Company Board, as disclosed in the Company SEC Documents filed prior to the date of this Agreement.

(36) “Company Disclosure Letter” has the meaning set forth in Article III.

(37) “Company DSU” means an outstanding deferred stock unit with respect to one Share granted to an Employee under the Company DSU Plans.

(38) “Company DSU Plans” means the Amended and Restated ARAMARK 2001 Stock Unit Retirement Plan, the ARAMARK 2005 Stock Unit Retirement Plan, the ARAMARK Deferred Compensation Plan for Directors, and the ARAMARK 2005 Deferred Compensation Plan for Directors.

(39) “Company Financial Advisor” has the meaning set forth in Section 3.22.

(40) “Company Joint Venture” means, with respect to the Company, any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person, other than ownership of any equity interest in connection with a particular client Contract.

(41) “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect (including those affecting or relating to any Company Joint Venture) that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) (1) changes in general economic, conditions or changes affecting the securities or financial markets in general or (2) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement or any natural disasters or any national or international calamity affecting the United States, except, in the case of either clause (1) or (2), to the extent such changes or developments (x) have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses or (y), in the case of the foregoing clause (2), directly affect the physical properties of the Company and its Subsidiaries; (B) the announcement of this Agreement and the transactions contemplated hereby, including (1) any loss of key employees and labor or union disputes or loss of customers caused thereby and (2) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (C) any action taken at the written request of SibCo; (D) any change in the market price or trading volume of securities of the Company in and of itself; (E) general changes in the industries in which the Company and its Subsidiaries operate, except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses; (F) changes in GAAP, tax laws or regulations; or (G) any failure by the Company to meet any internal projections or forecasts, provided that a change, effect, event, circumstance, occurrence or state of facts causing or contributing to such failure may be a Company Material Adverse Effect; or (ii) would prevent the Company from consummating the Merger.

(42) “Company Organizational Documents” means the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each Material Subsidiary, in each case as in effect on the date of this Agreement.

(43) “Company Permits” has the meaning set forth in Section 3.18(a).

(44) “Company Person” has the meaning set forth in Section 5.15.

(45) “Company Proxy Statement” has the meaning set forth in Section 3.5.

(46) “Company Rights Agreement” has the meaning set forth in Section 3.19(b).

(47) “Company RSU” means an outstanding restricted stock unit with respect to one Share granted to an Employee under a Company Stock Award Plan (other than any Company DSU).

(48) “Company SEC Documents” has the meaning set forth in Section 3.8(a).

(49) “Company Stock Award Plan” has the meaning set forth in Section 3.3(e).

(50) “Company Stockholders Meeting” has the meaning set forth in Section 3.5.

(51) “Confidentiality Agreements” means each of (i) that certain confidentiality letter agreement by and between the Company and GS Capital Partners V Fund, L.P., dated as of April 6, 2006, (ii) that certain confidentiality letter agreement by and between the Company and Thomas H. Lee Partners, L.P., dated as of April 28, 2006, (iii) that certain confidentiality letter agreement by and between the Company and JPMorgan Partners, LLC, dated as of April 6, 2006, and (iv) that certain confidentiality letter agreement by and between the Company and Warburg Pincus LLC, dated as of April 28, 2006.

(52) “Continuation Period” has the meaning set forth in Section 5.7(a).

(53) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(54) “Debt Financing” has the meaning set forth in Section 4.7.

(55) “Debt Financing Letter” has the meaning set forth in Section 4.7.

(56) “DGCL” has the meaning set forth in Section 1.1.

(57) “Disclosed Contract” has the meaning set forth in Section 3.12(a).

(58) “Dissenting Shares” has the meaning set forth in Section 2.3.

(59) “Dissenting Stockholder” has the meaning set forth in Section 2.3.

(60) “EC Merger Regulation” has the meaning set forth in Section 3.5.

(61) “Effective Time” has the meaning set forth in Section 1.3.

(62) “Employees” has the meaning set forth in Section 5.7(a).

(63) “Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation by any Governmental Entity, alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

(64) “Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, the release of or exposure to Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

(65) “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

(66) “Equity Financing” has the meaning set forth in Section 4.7.

(67) “Equity Financing Letters” has the meaning set forth in Section 4.7.

(68) “Equity Rollover” means the contribution by one or more stockholders of the Company to Parent or MergerCo some or all of such stockholder’s Shares in exchange for shares of capital stock of Parent or MergerCo immediately prior to the Effective Time (which Shares shall be cancelled in the Merger, as provided in Section 2.1(a)), including without limitation the contribution of Joseph Neubauer pursuant to the Equity Rollover Commitment.

(69) “Equity Rollover Commitment” has the meaning set forth in Section 4.9.

(70) “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

(71) “Exchange Act” has the meaning set forth in Section 3.5.

(72) “Excluded Share(s)” has the meaning set forth in Section 2.1(b).

(73) “Expenses” has the meaning set forth in Section 5.12.

(74) “Financing” has the meaning set forth in Section 4.7.

(75) “Financing Letters” has the meaning set forth in Section 4.7.

(76) “FTC” has the meaning set forth in Section 5.9(a).

(77) “GAAP” has the meaning set forth in Section 3.8(b).

(78) “Governmental Entity” has the meaning set forth in Section 3.5.

(79) “Hazardous Materials” means (i) any substance that is listed, classified or regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds or radon.

(80) “Holdco” means ARAMARK Intermediate HoldCo Corporation, a Delaware corporation.

(81) “HSR Act” has the meaning set forth in Section 3.5.

(82) “Indemnified Parties” has the meaning set forth in Section 5.8(a).

(83) “Indemnifying Party” has the meaning set forth in Section 5.8(a).

(84) “Installment Promissory Note” means the Installment Promissory Note due August 1, 2007, issued by Services on June 18, 1997.

(85) “Interim Investors Agreement” means that Interim Investors Agreement, dated as of even date herewith, by and among MergerCo, SibCo, and the investors named therein.

(86) “IRS” has the meaning set forth in Section 3.13(b).

(87) “Joint Venture Agreements” means such Contracts with respect to Company Joint Ventures as the Company has provided to SibCo or any of its Affiliates prior to the date of this Agreement.

(88) “Knowledge” means, when used with respect to SibCo or the Company, the actual knowledge of the Persons set forth in Section 8.1 of the Company Disclosure Letter or on Schedule 8.1 to this Agreement, as applicable.

(89) “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(90) “Legal Action” has the meaning set forth in Section 3.11.

(91) “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.

(92) “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.

(93) “Marketing Period” means a period of 20 consecutive Business Days, commencing on a date after the date hereof, selected by SibCo, as of which the conditions set forth in Section 6.1 are satisfied, throughout which (A) SibCo shall have the Required Financial Information that the Company is required to provide pursuant to Section 5.14(a) and such information remains current, and (B) the conditions set forth in Sections 6.1 are satisfied, and nothing has occurred and no condition exists that would reasonably be expected to cause any of the conditions set forth in Section 6.2(a) or 6.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided that the “Marketing Period” shall not be deemed to have commenced or occurred if, prior to the completion of the Marketing Period, KPMG LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports. SibCo may from time to time, in its sole discretion, postpone the commencement of a Marketing Period, and may abandon any commenced but uncompleted Marketing Period, in which case a new Marketing Period may be commenced at a later date selected by SibCo, provided that nothing in this sentence shall limit the Company’s ability to exercise its termination right pursuant to and in accordance with Section 7.2(a) of this Agreement.

(94) “Material Company Benefit Plan” means (i) all Company Benefit Plans other than those that both (x) relate to fewer than 1,000 field employees and (y) do not relate to or affect any officer, director, senior corporate executive or other employee that is a member of the President’s Council, Executive Leadership Counsel or member of corporate headquarters staff and (ii) all Company Stock Award Plans.

(95) “Material Subsidiaries” means ARAMARK Educational Group, Inc., ARAMARK FHC LLC ARAMARK Food and Support Services Group, Inc., ARAMARK Healthcare Support Services, Inc. ARAMARK Refreshment Services, Inc., ARAMARK SMMS LLC, ARAMARK Sports and Entertainment Group, Inc., and ARAMARK Uniform & Career Apparel, Inc.

(96) “Maximum Premium” has the meaning set forth in Section 5.8(b).

(97) “Measurement Date” has the meaning set forth in Section 3.3(a).

(98) “Merger” has the meaning set forth in Section 1.1.

(99) “MergerCo” has the meaning set forth in the Preamble.

(100) “MergerCo Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would prevent MergerCo or SibCo from consummating the Merger.

(101) “Merger Consideration” has the meaning set forth in Section 2.1(b).

(102) “Multiemployer Plan” has the meaning set forth in Section 3.13(a).

(103) “Multiple Employer Plan” has the meaning set forth in Section 3.13(a).

(104) “New Financing Letters” has the meaning set forth in Section 4.7.

(105) “New Plans” has the meaning set forth in Section 5.7(c).

(106) “NYSE” has the meaning set forth in Section 3.5.

(107) “Old Plans” has the meaning set forth in Section 5.7(c).

(108) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(109) “Other Filings” has the meaning set forth in Section 3.21.

(110) “Outside Date” has the meaning set forth in section 7.2(a).

(111) “Parent” means ARAMARK Holdings Corporation, a Delaware corporation.

(112) “Paying Agent” has the meaning set forth in Section 2.2(a).

(113) “Payment Fund” has the meaning set forth in Section 2.2(a).

(114) “PBGC” has the meaning set forth in Section 3.13(d).

(115) “Permits” has the meaning set forth in Section 3.18(a).

(116) “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) leases, subleases and licenses

(other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; and (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on, or materially affect the use or benefit to the owner of, the assets or properties to which they specifically relate.

(117) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(118) “Preferred Stock” has the meaning set forth in Section 3.3(a).

(119) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

(120) “Recommendation Change” has the meaning set forth in Section 5.4(d).

(121) “Reimbursement Eligible Termination” means the termination of this Agreement in accordance with its terms other than (1) pursuant to Section 7.2(a) at a time when the Company is not eligible to terminate this Agreement pursuant to such section, or (2) pursuant to Section 7.3 (other than 7.3(c) if the breach giving rise to the termination is a non-willful breach of representation or warranty).

(122) “Representatives” means, when used with respect to SibCo, MergerCo or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of SibCo, MergerCo or the Company, as applicable, and its Subsidiaries.

(123) “Required Financial Information” has the meaning set forth in section 5.14(a).

(124) “Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the voting power of the Shares entitled to vote thereon, voting together as a single class.

(125) “Satisfaction Date” has the meaning set forth in Section 1.2

(126) “Schedule 13E-3” has the meaning set forth in Section 3.5.

(127) “SEC” has the meaning set forth in Section 3.5.

(128) “Securities Act” has the meaning set forth in Section 3.8(a).

(129) “Services” means ARAMARK Services, Inc.

(130) “Share(s)” has the meaning set forth in Section 2.1(b).

(131) “SibCo” has the meaning set forth in the preamble.

(132) “SOX” has the meaning set forth in Section 3.8(a).

(133) “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with MergerCo or SibCo and are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

(134) “Specified Persons” means Joseph Neubauer, and, if he is or intends to be an investor in MergerCo, L. Frederick Sutherland.

(135) “Sponsor Letter Agreements” has the meaning set forth in Section 4.8.

(136) “Sponsors” has the meaning set forth in Section 4.8.

(137) “Stock Options” has the meaning set forth in Section 2.5(a).

(138) “Subsidiary” means, when used with respect to SibCo, MergerCo or the Company, any other Person (whether or not incorporated) that SibCo, MergerCo or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of capital stock or other equity interests of such Person.

(139) “Superior Proposal” means any bona fide written Takeover Proposal that the Company Board (acting through the Special Committee, if then in existence) determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) any legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and other transactions contemplated by this Agreement deemed relevant by the Board of Directors (or the Special Committee, as applicable), and (ii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal) to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by SibCo to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”

(140) “SURP” has the meaning set forth in Section 2.5(c).

(141) “Surviving Corporation” has the meaning set forth in Section 1.1.

(142) “Takeover Proposal” means any proposal or offer from any Person or group of Persons other than MergerCo, SibCo or their Affiliates relating to any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) 15% or more of the equity interest in the Company (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(143) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or similar agreements to pay or indemnify any other Person on account of Taxes.

(144) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(145) “Tender Offer” has the meaning set forth in Section 5.15.

(146) “Tender Offer Note” has the meaning set forth in Section 5.15.

(147) “Termination Fee” has the meaning set forth in Section 7.6(a).

(148) “Treasury Regulations” means the Treasury regulations promulgated under the Code.

(149) “Voting Agreement” has the meaning set forth in the Recitals.

(150) “Withdrawal Liability” has the meaning specified in Section 3.13(d).

Section 8.2 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Annexes and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 8.3 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Sections 7.5 (and the Sections referred to therein) and 7.6 and Article VIII of this Agreement shall survive termination of this Agreement in accordance with their terms. The Confidentiality Agreements will (a) survive termination of this Agreement in accordance with their terms and (b) terminate as of the Effective Time.

Section 8.4 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 8.5 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to MergerCo or SibCo, to:

RMK Finance LLC
c/o Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:	(212) 403-2000
Attention:	Daniel A. Neff, Esq.
Mark Gordon, Esq.

with copies (which will not constitute notice to MergerCo or SibCo) to each of:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:	(212) 403-2000
Attention:	Daniel A. Neff, Esq.
Mark Gordon, Esq.

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile:	(212) 455-2502
Attention:	Charles I. Cogut, Esq.
Mario A. Ponce, Esq.

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Facsimile:	(212) 558-3588
Attention:	James C. Morphy, Esq.

If to the Company, to:

ARAMARK Corporation
1101 Market Street
Philadelphia, Pennsylvania 19107
Facsimile:	(215) 413-8808
Attention:	General Counsel

with a copy (which will not constitute notice to the Company) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile:	(212) 848-7179
Attention:	Creighton O’M. Condon, Esq.
Stephen M. Besen, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.7, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received.

Section 8.8 Entire Agreement. This Agreement (including the Annexes to this Agreement), the Company Disclosure Letter, the Acquiror Disclosure Letter, the Sponsor Letter Agreements and the Confidentiality Agreements constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.9 No Third-Party Beneficiaries. Except as provided in Section 5.8 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 8.10 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.11 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.12 Assignment. This Agreement may not be assigned by operation of Law or otherwise, except that each of MergerCo and SibCo may assign its obligations under this

Agreement to any Affiliate of the Sponsors so long as such Affiliate of the Sponsors becomes the beneficiary of the Financing Commitments (or, to the extent applicable, the New Financing Commitments). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.12 will be null and void.

Section 8.13 Remedies. The Company agrees that to the extent it has incurred any losses or damages, or suffered any harm, in connection with this Agreement, under any theory, its sole and exclusive remedy shall be as set forth in the third sentence of Section 7.6(d), and, without expansion of or addition to the remedy set forth therein, (a) the maximum aggregate liability of SibCo and MergerCo for such losses or damages shall be limited to $120,000,000, (b) the maximum liability of each Sponsor, directly or indirectly, shall be limited to the express obligations of such Sponsor under its Sponsor Letter Agreement, and (c) in no event shall the Company seek to recover any money damages in excess of such amount from MergerCo, SibCo, the Sponsors, or any of their respective Representatives or former, current or future security holders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or co-signers.

Section 8.14 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VII, MergerCo and SibCo will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by MergerCo or SibCo or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 7.6(c) and 8.13; provided, however, that the Company shall be entitled to specific performance against MergerCo or SibCo to prevent any breach by MergerCo or SibCo of Sections 5.3(c) or 5.14(c).

Section 8.15 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ARAMARK CORPORATION

By:	/s/ JOSEPH NEUBAUER
Name:	Joseph Neubauer
Title:	Chairman and Chief Executive Officer

RMK ACQUISITION CORPORATION

By:	/s/ SANJEEV MEHRA
Name:	Sanjeev Mehra
Title:	President

RMK FINANCE LLC

By:	/s/ SANJEEV MEHRA
Name:	Sanjeev Mehra
Title:	President

Schedule 6.1(b)(iv)

Required Approvals and Consents

United Kingdom. If a notification is submitted to the Office of Fair Trading, either (1) the Office of Fair Trading has not referred the Merger to the Competition Commission, or (2) if the Office of Fair Trading does refer the Merger to the Competition Commission, the Competition Commission has issued a decision that the Merger may be expected not to result in a substantial lessening of competition within any market or markets in the United Kingdom for goods or services, or a decision that the Merger does not give rise to a relevant merger situation (as that phrase is defined in Section 23 of the Enterprise Act).

Germany. All required approvals under the German Act against Restrictions of Competition (the “German Competition Act”) shall have been obtained, it being understood that approval shall be deemed to have occurred on the date when (i) the parties receive (a) written notice from the Federal Cartel Office that the legal preconditions under which the Merger may be prohibited are not fulfilled or (b) a decision from the Federal Cartel Office authorizing the Merger, or (ii) the time periods specified in Section 40(1)(1) or Section 40(2)(2), as the case may be, have expired and the Merger is deemed to have been cleared.

South Korea. To the extent the Merger requires clearance prior to closing under the Korean Monopoly Regulation and Fair Trade Law, the relevant approvals shall have been obtained.

Schedule 8.1

MergerCo and SibCo Knowledge Persons

Kewsong Lee

Sanjeev Mehra

Stephen Murray

Scott Sperling